NL Industries, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, Texas 75240-2620	Contact: Janet G. Keckeisen Investor Relations (972) 233-1700
Press Release

FOR IMMEDIATE RELEASE

NL INDUSTRIES, INC. ANNOUNCES QUARTERLY DIVIDEND AND RESULTS OF
ANNUAL SHAREHOLDER MEETING

DALLAS, TEXAS – May 19, 2022 – NL Industries, Inc. (NYSE:  NL) announced that its board of directors has declared a quarterly dividend of seven cents ($0.07) per share on its common stock, payable on June 21, 2022 to shareholders of record at the close of business on June 6, 2022.

NL Industries also announced that at its 2022 annual shareholder meeting held today its shareholders had:

•	elected each of Loretta J. Feehan, Robert D. Graham, John E. Harper, Meredith W. Mendes, Cecil H. Moore, Jr. and Thomas P. Stafford as a director for a one-year term; and
•	adopted a resolution that approved, on a nonbinding advisory basis, the compensation of its named executive officers as disclosed in the proxy statement for the 2022 annual shareholder meeting.

Following the annual meeting of shareholders, today the NL board of directors increased the size of the board from six to eight and elected R. Colin Gouveia and Courtney J. Riley to fill the newly created vacancies.  The board of directors also appointed Mr. Gouveia to serve on its audit committee.

NL Industries, Inc. is engaged in the component products (security products and recreational marine components) and chemicals (TiO2) businesses.

* * * * *